EXHIBIT 4.24.18

SIDE LETTER N° 1 TO LETTER AGREEMENT N° 2.9

INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS CONFIDENTIAL AND HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10)(iv) OF REGULATION S-K BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

AEROVIAS DEL CONTINENTE AMERICANO S.A. AVIANCA

Avenida Calle 26

No. 59-15 Bogota,

Colombia

GRUPO TACA HOLDINGS LIMITED,

Winterbotham Place,

Marlborough and Queen Streets

P.O. Box N-3026 Nassau,

the Bahamas

Subject: [***]

GRUPO TACA HOLDINGS LIMITED (“GTH”), AEROVIAS DEL CONTINENTE AMERICANO S.A. AVIANCA (“Avianca”, and together with GTH, the “Buyer”) and AIRBUS S.A.S. (the “Seller”) have entered into an A320neo Family Purchase Agreement (the “Agreement”) dated 30th April 2015, (as amended and supplemented from time to time) which covers, among other things, the manufacture and the sale by the Seller and the purchase by the Buyer of the Aircraft under the terms and conditions in said Agreement.

The Buyer and the Seller have agreed to set forth in this side letter N°1 to letter agreement N°2.9 to the Agreement (the “Side Letter No 1”) certain additional terms and conditions regarding the Aircraft.

Capitalized terms used herein and not otherwise defined in this Side Letter No 1 shall have the meanings assigned thereto in the Agreement.

If there is any inconsistency between the provisions of the Agreement and the provisions of this Side Letter No 1, then the provisions of this Side Letter No 1 will prevail.

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SIDE LETTER N° 1 TO LETTER AGREEMENT N° 2.9

1	DEFINITIONS AND INTERPRETATION

Capitalized terms used herein and not otherwise defined in this Side Letter No 1 shall have the meanings assigned thereto in the Agreement. In addition, the following terms shall have the following meaning:

[***]

[***]

4	ASSIGNMENT

Except as provided in clause 21 of the Agreement, this Side Letter No 1 is not transferable, and the Buyer’s rights under this Side Letter No 1 shall not be assigned, sold, transferred or otherwise alienated by operation of law or otherwise to any person other than the Buyer. Any unauthorised assignment, sale, transfer or other alienation of the Buyer’s rights under this Side Letter No 1 with respect to any Aircraft will be void and without effect.

5	CONFIDENTIALITY

This Side Letter No 1 (and its existence) shall be treated by both Parties as confidential in accordance with clause 22.15 of the Agreement.

6	COUNTERPARTS

This Side Letter No 1 may be signed in any number of separate counterparts. Each counterpart, when signed and delivered (including counterparts delivered by facsimile transmission) shall be an original, and the counterparts together shall constitute one and the same instrument.

7	EFFECT OF AMENDMENT

Except as expressly amended by this Side Letter No 1, the Agreement continues and shall remain in full and unvaried force and effect and each party hereto acknowledges and agrees that the Agreement, as amended hereby, constitutes its legal, valid and binding rights and obligations enforceable in accordance with its terms. From and after the date hereof, each and every reference in the Agreement to “this Agreement”, “herein”, “hereof or similar words and phrases referring to the Agreement or any word or phrase referring to a section or provision of the Agreement is deemed tor all purposes to be reference to the Agreement or such section or provision as the same may be amended pursuant to this Side Letter No 1.

8	INTERPRETATION AND LAW

THIS SIDE LETTER N°1 SHALL BE GOVERNED BY AND CONSTRUED AND THE PERFORMANCE THEREOF SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAWS PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

THE PARTIES AGREE THAT CLAUSE 22.6 OF THE AGREEMENT SHALL APPLY TO THIS SIDE LETTER N°1.

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